Exhibit 23.1

Consent of Stark Winter Schenkein & Co., LLC to the incorporation by reference of their audit report dated March 18, 2004, in the Company's Form S-8

Stark Winter Schenkein

Consent of Independent Certified Public Accountants

We hereby consent to the incorporation by reference in the Registration Statement of U.S. Gold Corporation on Form S-8, File No. 33-112269 of our report dated March 18, 2004, on our audit of the consolidated balance sheet, and related statements of operations, changes in shareholders' equity and cash flows for U.S. Gold Corporation as of and for the years ended December 31, 2003 and 2002, which report is included in the annual Report on Form 10-KSB.


Stark Winter Schenkein
March 18, 2004
Denver, Colorado